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                                                                     EXHIBIT 2.6


                     BILL OF SALE, CONVEYANCE AND ASSIGNMENT



         This Bill of Sale, Conveyance and Assignment (this "Bill of Sale"), dated November 12, 1997, is between ADDINGTON MINING, INC., a Kentucky corporation and a wholly owned subsidiary of AEI Holding Company, Inc., 1500 North Big Run Road, Ashland, Kentucky 41102 ("Purchaser"), and AEI HOLDING COMPANY, INC., a Delaware corporation, 1500 North Big Run Road, Ashland, Kentucky 41102 ("Seller").

         NOW, THEREFORE, for and in consideration of the performance and observance of the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Assignment. Seller does hereby sell, convey, transfer, assign and deliver to Purchaser all of its right, title and interest in and to the assets listed on Annex A (the "Acquired Assets"), to have and to hold unto Purchaser, its successors and assigns forever.

         2. Covenant. Purchaser and Seller covenant and agree that the covenants contained herein shall be binding upon their respective successors and assigns.

         3. Governing Law. This Bill of Sale shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Kentucky, without regard to its conflict of laws principles. Each party agrees that any action brought in connection with this Bill of Sale against another shall be filed and heard in Fayette County, Kentucky, and each party hereby submits to the jurisdiction of the Circuit Court of Fayette County, Kentucky, and the U.S. District Court for the Eastern District of Kentucky, Lexington Division.

         4. Counterparts. This Bill of Sale may be executed in one or more counterparts (including by means of telecopied signature pages) and all such counterparts taken together shall constitute one and the same Bill of Sale.

         5. Severability. If any provision of this Bill of Sale or its application will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Bill of Sale is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

         6. Entire Agreement. All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Bill of Sale, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in this Bill of Sale. No extension, change, modification, addition or termination of this Bill of Sale shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

         7. Headings. Section headings are not to be considered part of this Bill of Sale, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Bill of Sale or any provision in it.


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         IN WITNESS WHEREOF, the parties have duly executed and delivered this
Bill of Sale as of the date first above written.

SELLER:                              AEI HOLDING COMPANY, INC.,
                                     a Delaware corporation


                                     By:    /s/ Don Brown
                                     Name:  Don Brown
                                     Title: President




PURCHASER:                           ADDINGTON MINING, INC.,
                                     a Kentucky corporation


                                     By:    /s/ Vic Grubb
                                     Name:  Vic Grubb
                                     Title: Treasurer






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                                     ANNEX A

         All assets transferred to Seller pursuant to the Bill of Sale, dated November 12, 1997, between Seller and Addington Enterprises, Inc., other than
(i) the aircraft leased pursuant to the Aircraft Lease Agreement, dated July 9, 1996, between Provident Commercial Group, Inc. and Addington Enterprises, Inc., as amended, and (ii) the aircraft leased pursuant to the Finance Lease, dated April 7, 1995, between PNC Leasing Corp., Kentucky and Bowie Resources, Limited ("Bowie"), and assigned from Bowie to Addington Enterprises, Inc.




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